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                                                                  EXHIBIT 2(f)

                              SECURITY AGREEMENT
                                    (NOTE B)

     THIS SECURITY AGREEMENT dated as of March 29, 1996 by and between Atari Games Corporation, a California corporation (the "Company"), which is a wholly owned and subsidiary of Williams Interactive Inc., a Delaware Corporation (the "Buyer"), and Warner Communications Inc., a Delaware corporation ("Seller" or "WCI"). Except as otherwise set forth herein, capitalized terms used herein shall have the meanings set forth in that certain Stock Purchase Agreement dated February 23, 1996 between Buyer and Seller (the "Stock Purchase Agreement").

     RECITALS

     Buyer and Seller have entered into the Stock Purchase Agreement;

     Pursuant to the Stock Purchase Agreement, the Company is the maker of the Interim Four Year Note and the Final Four Year Note, both of even date herewith ("Note B"), in the principal amount of [the fraction of 18/28 times ($ Net Asset Value less $2 million)], payable to Seller, its successors and assigns; Pursuant to the Stock Purchase Agreement, the Company is the maker of the Interim Two Year Note and the Final Two Year Note, both of even date herewith ("Note A") in the principal amount of [the fraction of 10/28 times ($ Net Asset Value less $2 million)], payable to Seller, its successors and assigns;

     The Company has agreed that its obligations under Note B shall be secured as provided in this Security Agreement.



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     NOW, THEREFORE, in order to secure the payment of the Secured Obligations
(as hereinafter defined) now or hereafter existing and in consideration of the premises and the mutual agreements set forth herein, the Company agrees as follows:

I.  SECURITY INTEREST
    -----------------

     A. GRANT OF SECURITY INTEREST. To secure the due and punctual payment of all obligations, indebtedness and liabilities, whether now existing or hereafter arising, of the Company to Seller under or in connection with Note B, including without limitation the Interim Four Year Note, the Final Four year Note, or any adjustments or offsets to the principal balance under Note B or the terms of the Stock Purchase Agreement, and to secure the due and punctual performance of all the obligations of the Company contained in this Agreement (all such obligations, together with the obligations, indebtedness and liabilities referred to above, are called the "Secured Obligations"), the Company and the Subsidiaries hereby grant to Seller a security interest in all of the Company's and the Subsidiaries' right, title and interest in and to the Products and the Intellectual Property, as those terms are defined below (such right, title and interest of the Company and the Subsidiaries, including without limitation all proceeds of any sale or disposition of the Intellectual Property, being the "Collateral"), whether now owned or hereafter acquired.

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               1. "Product" or "Products", as used herein, shall mean all the
          Company's or the Subsidiaries' right, title and interest in and to the products and games identified by title (or, for products and games currently under development, working title) on Schedule A hereto which either (i) have been completed and released for sale, distribution and/or license by the Company or the Subsidiaries prior to the Closing; or (ii) were under development by the Company or the Subsidiaries at the time of Closing.

               2. "Intellectual Property," as used herein, shall mean all the Company's or the Subsidiaries' right, title and interest in and to the copyrights, patents, trademarks, logos, designations, tradenames (in each case regardless whether registered, applications for registration thereof are pending or unregistered), rights or licenses to use the name, tradename, likeness, persona or other attributes of any person or entity, trade secrets or inventions used exclusively in connection with the Products.

II.  REPRESENTATIONS AND WARRANTIES
     ------------------------------

          REPRESENTATIONS AND WARRANTIES.  The Company and the Subsidiaries
          ------------------------------
represent and warrant as follows:

          A. The chief place of business and chief executive office of the Company and the locations where the Company shall keep all its records concerning the Collateral, shall be located at the offices maintained by the Company as of the time of

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Closing in Milpitas, California, or at the offices of Affiliates of Buyer located in Corsicana, Texas and/or Chicago, Illinois;

          B. The Company owns the Collateral free and clear of any lien, security interest, charge, or encumbrance created by or through the Company, except for the security interest created by this Agreement; and

          C. This Agreement creates a valid security interest in the Collateral, securing the payment and performance of the Secured Obligations.

III.  AUDIT PROVISIONS
      ----------------

          A. RIGHT TO CONDUCT AUDITS. Seller shall be entitled, from time to time during the Term of Note B and for a period of one year following such Term, to conduct an audit of the Company's books and records to determine whether all amounts of Gross Profit, as defined in Note B, have been properly computed, reported and paid to Seller on the Company's accountings rendered to Seller pursuant to Paragraph 3 of Note B.

          B. LIMITATION ON AUDITS. Seller shall be entitled to conduct only one audit pertaining to each accounting rendered by the Company to Seller. Seller may, at its sole election, conduct an audit of more than one accounting at any given time.

          C. ACCESS. The Company shall provide Seller and Seller's auditors and representatives with access to all books and records of the Company, including without limitation those of

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the Subsidiaries, upon reasonable prior notice and during normal business hours, in connection with each audit.

          D. AUDIT REPORT; ADDITIONAL PAYMENT. Seller shall cause its auditors and representatives to prepare a written report of their findings in connection with each audit (an "Audit Report"). Seller shall provide the Company with a copy of each Audit Report promptly upon its completion. Subject to the provisions of subparagraph E below, in the event that any Audit Report reflects that the Company has under-reported or underpaid the amount of Gross Profits due and payable in respect of any one or more periods covered by one or more accountings rendered by the Company to Seller, the Company shall promptly pay to Seller the difference between the amount reflected as due and payable on the Audit Report and the amounts previously paid by the Company to Seller in connection with the periods which are the subject of the Audit Report, with interest at the rate of ten percent (10%) measured from the date on which payment was due to the date of payment in full. In the event that the Audit Report reflects that the Company has overpaid the amount of Gross Profits due and payable in respect of any one or more periods covered by one or more accountings rendered by the Company to Seller, Seller shall credit the Company in the amount of such excess payment, to be applied against any amounts of Gross Profit due or payable in connection with future accountings to be rendered by the Company

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to Seller hereunder, or if none, against the outstanding principal balance under
Note B.

          E. DISPUTES REGARDING AUDIT REPORTS. Each Audit Report shall be deemed final, binding and conclusive on the Company and Seller unless, within twenty (20) business days of the Company's receipt of an Audit Report, the Company notifies Seller of a dispute as to the results or conclusions of such
Audit Report.   The Company and Seller shall negotiate in good faith for a period of ten (10) business days in an effort to resolve any such disputes. If the parties are unable to resolve such disputes within ten (10) business days, the parties shall submit the disputes not so resolved to binding arbitration before the American Arbitration Association, before a single arbitrator to be selected mutually by the Company and Seller.

          F.  AUDIT FEES; UNDERPAYMENT DEFAULT.
              --------------------------------

               1. Seller shall bear the costs associated with each audit, except
(a) the non-prevailing party as determined by the arbitrator shall bear the costs and expenses associated with any arbitration under subparagraph E above; and (b) in the event that any Audit Report reveals that the Company has under-reported and/or underpaid Gross Profits due and payable in any one or more periods by more than the greater of (i) $50,000 and (ii) ten percent (10%) of the amounts due in connection with the period(s) which is (are) the subject of the Audit Report, then the Company shall pay the costs and fees incurred by Seller in engaging

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outside or independent auditors or advisors to conduct the audit and prepare the
Audit Report.

               2. It shall be an Event of Default under Note B and this Agreement if (a) a final Audit Report reveals that the Company has under-reported and/or underpaid Gross Profits due and payable in any one or more periods by more than the greater of (i) $50,000 and (ii) ten percent (10%) of the amounts due in connection with the period(s) which is (are) the subject of the Audit Report, and (b) one or more previous final Audit Report(s) shall have revealed that the Company under-reported and/or underpaid Gross Profits due and payable in connection with the period(s) which were the subject of that previous Audit Report by more than the greater of (i) $50,000 and (ii) ten percent of the amounts due or payable in connection with the period(s) which was (were) the subject of such prior Audit Report.

          G. PERIODIC REPORTS. The Company shall provide Seller with copies of its monthly (to the extent the Company prepares the same for its internal use), quarterly and annual financial statements, including without limitation its results of operations and cash flow, whether audited or unaudited, promptly after the same have been completed, certified by the Chief Financial Officer of the Company as being, to the best of his or her knowledge, prepared from the books and records of the Company and the Subsidiaries. The Company shall promptly cure any failure to deliver such periodic reports by providing such

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reports to Seller within 10 days of notice of the failure to so provide the reports.

IV.  COVENANTS
     ---------

          A. FURTHER ASSURANCES. The Company shall, from time to time, at the expense of Seller, promptly execute and deliver all further instruments and documents, and cooperate with Seller and take all further action that may be necessary or desirable as reasonably requested by Seller in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Seller to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including without limitation, the execution of financing or continuation statements, or amendments thereto.

          B. CHANGE OF OFFICE LOCATION. The Company shall notify Seller not less than 30 days in advance of any change in the location at which it maintains its records concerning the Collateral. The Company shall hold and preserve such records and will permit representatives of Seller during normal business hours and upon reasonable advance notice to inspect and make copies of abstracts from such records.

          C. MAINTENANCE OF COLLATERAL. The Company shall, at its sole expense, maintain and preserve the Collateral including, without limitation, taking the following actions:

               1. timely filing all required applications for the preservation, extension, renewal or continuation of

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          the Company's rights in the Collateral to the extent provided for by law or in the instruments through which the Company's rights in such Collateral were granted;

               2. timely paying any and all filing fees, license fees, royalties, taxes and/or any other amounts due or which shall or may become due or payable in respect of the Collateral;

               3. take commercially reasonable steps to cause Persons or entities engaging in activities which infringe any of the Intellectual Property to halt or cease such activities and/or to account to the Company for the reasonable value of the rights so infringed;

in each case subject to the good faith exercise of the business judgment of the Company, provided that if the Company (including the Subsidiaries) elects not to renew any registration pertaining to the Intellectual Property, or declines or abandons prosecution of an application for registration pertaining to the Intellectual Property, it shall promptly notify Seller of such election.

          D. TRANSFERS AND OTHER LIENS. The Company shall not (1) sell, assign (by operation of law or otherwise), or otherwise dispose of any of the Collateral, other than through (i) bona fide sales of units or inventory of Products, or (ii) distribution or license agreements negotiated and concluded at arm's length and in good faith for the distribution and sale of units or inventory of Products or the exploitation of the

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Products or Intellectual Property; or (2) create or suffer to exist any lien, security interest, or other charge or encumbrance upon or with respect to any of the Collateral.

V.  REMEDIES
    --------

          A. REMEDIES. Upon an Event of Default under Note B, Seller may exercise the rights and remedies provided in this Agreement and under applicable law (including, without limitation, the Uniform Commercial Code of the applicable jurisdiction). The Company hereby waives presentment, demand, protest, or any notice (to the extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral. Seller shall have the right and power to institute and maintain such suits and proceedings as it may deem appropriate to protect and enforce the rights vested in it by this Agreement, and Seller may, either after entry or without entry, proceed by suit or suits at law or in equity to enforce such rights and to foreclose upon the Collateral and to sell all or, from time to time, any of the Collateral under the judgment or decree of a court of competent jurisdiction.

          B. Notwithstanding the foregoing, the Company may satisfy its obligations under Note B and this Agreement in full upon an Event of Default under Note B or at the end of the Term thereof by (a) paying to Seller the total then-outstanding principal balance, together with accrued interest thereon and any

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other amounts owed or payable under Note B or hereunder, or (b) transferring, assigning, delivering and conveying to Seller all the Company's and the Subsidiaries' right, title and interest in and to the Products and the Intellectual Property, including without limitation all rights to manufacture, distribute and sell the Products (except to the extent distribution rights or licenses have been granted under bona fide and arm's length distribution or license agreements, subject to which Seller shall take any such rights), and transferring to Seller all inventory of such Products subject to the terms of any such distribution or license agreements. In the event that the Company elects to transfer, assign, deliver and convey all such right, title and interest in and to the Products and the Intellectual Property, the Company hereby waives any interest it or the Subsidiaries may have in or to any excess of the unclaimed or asserted value of the Products and the Intellectual Property over the then-outstanding principal balance plus accrued interest thereon and any other amounts owed or payable under Note B or hereunder.

          C. WAIVER OF CERTAIN RIGHTS. The Company, to the extent it may lawfully do so, on behalf of itself and all who may claim through or under it, including, without limitation, any and all subsequent creditors, vendees, assignees, and lienors, expressly waives and releases any, every, and all rights to demand or to have any marshalling of the Collateral upon any sale, whether made under any power of sale granted hereunder, or

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pursuant to judicial proceedings or upon any foreclosure or any enforcement of this Agreement and consents and agrees that all the Collateral may at such sale be offered and sold as an entirety.

          D. LIMITATION BY LAW. All the provisions of this Article V are intended to be subject to all applicable mandatory provisions of law which may be controlling in the premises and to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable in whole or in part, or not entitled to be recorded, registered, or filed under the provisions of any applicable law.

VI.  MISCELLANEOUS
     -------------

          A. AMENDMENTS, SUPPLEMENTS AND WAIVERS. None of the terms or provisions of this Agreement may be waived, amended, supplemented, or otherwise modified except by written instrument executed by Seller and the Company. This Agreement shall be binding upon the successors and assigns of the Company and shall inure to the benefit of Seller and its successors and assigns.

          B. CONDITIONS TO RELEASE. The Collateral shall be automatically released on the date on which all of the Secured Obligations have been paid and satisfied in full. Seller, at the Company's expense, shall deliver termination statements with respect to all filings requiring such a statement to release any lien or claim of security interest interposed by Seller hereunder.

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          C.  NOTICES.  Except to the extent otherwise expressly provided herein, all notices, requests, and demands provided for or permitted hereunder to be effective shall be in writing (including facsimile communications) and shall be personally delivered (including delivery by express mail or courier), sent by mail (certified or registered, return receipt requested), or facsimile transmission and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three business days after being deposited in the mail, postage prepaid, or, in the case of facsimile transmission, when sent (provided that, in the case of a facsimile transmission, the means employed to send the transmission has indicated that the transmission was completed), and shall be sent as follows:

          if to the Company, to

               Atari Games Corporation
               c/o WMS Industries Inc.
               3401 North California Avenue
               Chicago, IL 60618
               Telecopier:  (312) 961-1099
               Attention:  President

          with a copy to:

               Shack & Siegel, P.C.
               530 Fifth Avenue
               New York, NY 10036
               Telecopier:  (212) 730-1964
               Attention:  Jeffrey N. Siegel, Esq.

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          if to Seller, to:

               Warner Communications Inc.
               75 Rockefeller Plaza
               New York, Ny 10019
               Telecopier:  (212) 333-3987
               Attention:  General Counsel

          with a copy to:

               Gold, Farrell & Marks
               41 Madison Avenue
               New York, NY 10010
               Telecopier:  (212) 481-1722
               Attention:  Charles R. Dickey, Esq.

or to such other addresses as Seller or Buyer may designate by notice hereunder.

          D. HEADINGS. The headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

          E. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          F. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns, and nothing herein is intended or shall be construed to give any other person any right, remedy or claim under, to or in respect of this Agreement or the Collateral.

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          G.  GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that the perfection of Seller's security interest in any collateral is governed by the laws of any other jurisdiction.

          H. NO RECOURSE. Anything contained in this Agreement to the contrary notwithstanding, all payments to be made by the Company under this Agreement shall be made by the Company solely from one-half the Gross Profits, as called for and defined in Note B. No recourse shall be had against the Company personally or against any incorporator, shareholder, officer, director or employee of the Company with respect to any of the obligations, covenants, agreements, representations or warranties of the Company contained in this Agreement, other than against one-half the Gross Profits and/or the Collateral, it being understood that such obligations, covenants, representations or warranties are enforceable only against one-half the Gross Profits and the Collateral. The provisions of this Paragraph shall survive the termination of this Agreement.

          I. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers

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thereunto duly authorized as of the day and year first above written.


                              ATARI GAMES CORPORATION



                              By:
                                 ---------------------------
                              Name:
                              Title:



                              WARNER COMMUNICATIONS INC.



                              By:
                                 ---------------------------
                                Name:
                                Title:

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                              SCHEDULE A OMITTED